The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 27, 2022*

December , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc. due December 30, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each of the Reference Stocks is greater than or equal to 60.00% of its Initial Value, which we refer to as an Interest Barrier.
•	If the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value.
•	The earliest date on which an automatic call may be initiated is March 27, 2023.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors will be exposed to the depreciation of the least performing of the Reference Stocks if the Final Value of any Reference Stock is less than 50.00% of its Initial Value, which we refer to as a Trigger Value, and the notes have not been automatically called, unless the Final Value of any other Reference Stock is greater than or equal to its Initial Value.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about December 27, 2022 and are expected to settle on or about December 30, 2022.
•	CUSIP: 48133PYJ6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $20.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $929.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

*This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated December 8, 2022 to product supplement no. 4-II in its entirety (the original preliminary pricing supplement is available on the SEC website at http://www.sec.gov/Archives/edgar/data/1665650/000121390022078590/s146617_424b2.htm).

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Contingent Interest Payments: If the notes have not been automatically called and the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $15.6667 (equivalent to a Contingent Interest Rate of at least 18.80% per annum, payable at a rate of at least 1.56667% per month) (to be provided in the pricing supplement), plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Reference Stock on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of any Reference Stock on each subsequent Review Date is less than its Interest Barrier.

Contingent Interest Rate: At least 18.80% per annum, payable at a rate of at least 1.56667% per month (to be provided in the pricing supplement)

Interest Barrier: With respect to each Reference Stock, 60.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Trigger Value: With respect to each Reference Stock, 50.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Pricing Date: On or about December 27, 2022

Original Issue Date (Settlement Date): On or about December 30, 2022

Review Dates*: January 27, 2023, February 27, 2023, March 27, 2023, April 27, 2023, May 30, 2023, June 27, 2023, July 27, 2023, August 28, 2023, September 27, 2023, October 27, 2023, November 27, 2023, December 27, 2023, January 29, 2024, February 27, 2024, March 27, 2024, April 29, 2024, May 28, 2024, June 27, 2024, July 29, 2024, August 27, 2024, September 27, 2024, October 28, 2024, November 27, 2024, December 27, 2024, January 27, 2025, February 27, 2025, March 27, 2025, April 28, 2025, May 27, 2025, June 27, 2025, July 28, 2025, August 27, 2025, September 29, 2025, October 27, 2025, November 28, 2025, December 29, 2025, January 27, 2026, February 27, 2026, March 27, 2026, April 27, 2026, May 27, 2026, June 29, 2026, July 27, 2026, August 27, 2026, September 28, 2026, October 27, 2026, November 27, 2026, December 28, 2026, January 27, 2027, March 1, 2027, March 29, 2027, April 27, 2027, May 27, 2027, June 28, 2027, July 27, 2027, August 27, 2027, September 27, 2027, October 27, 2027, November 29, 2027 and December 27, 2027 (final Review Date)

Interest Payment Dates*: February 1, 2023, March 2, 2023, March 30, 2023, May 2, 2023, June 2, 2023, June 30, 2023, August 1, 2023, August 31, 2023, October 2, 2023, November 1, 2023, November 30, 2023, January 2, 2024, February 1, 2024, March 1, 2024, April 2, 2024, May 2, 2024, May 31, 2024, July 2, 2024, August 1, 2024, August 30, 2024, October 2, 2024, October 31, 2024, December 3, 2024, January 2, 2025, January 30, 2025, March 4, 2025, April 1, 2025, May 1, 2025, May 30, 2025, July 2, 2025, July 31, 2025, September 2, 2025, October 2, 2025, October 30, 2025, December 3, 2025, January 2, 2026, January 30, 2026, March 4, 2026, April 1, 2026, April 30, 2026, June 1, 2026, July 2, 2026, July 30, 2026, September 1, 2026, October 1, 2026, October 30, 2026, December 2, 2026, December 31, 2026, February 1, 2027, March 4, 2027, April 1, 2027, April 30, 2027, June 2, 2027, July 1, 2027, July 30, 2027, September 1, 2027, September 30, 2027, November 1, 2027, December 2, 2027 and the Maturity Date

Maturity Date*: December 30, 2027

Call Settlement Date*:  If the notes are automatically called on any Review Date (other than the first, second and final Review Dates), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Reference Stock on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and (i) the Final Value of any Reference Stock is greater than or equal to its Initial Value or (ii) the Final Value of each Reference Stock is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date plus (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called and (i) the Final Value of each Reference Stock is less than its Initial Value and (ii) the Final Value of any Reference Stock is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the notes have not been automatically called and (i) the Final Value of each Reference Stock is less than its Initial Value and (ii) the Final Value of any Reference Stock is less than its Trigger Value, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return:

With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Interest Barrier	Trigger Value
Common stock of Tesla, Inc., par value $0.001 per share	TSLA	$	$	$
Common stock of The Walt Disney Company, par value $0.01 per share	DIS	$	$	$
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	$	$	$

How the Notes Work

Payments in Connection with the First and Second Review Dates

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

PS-2 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-3 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 18.80% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 18.80% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments	Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$940.0000	29	$454.3333
59	$924.3333	28	$438.6667
58	$908.6667	27	$423.0000
57	$893.0000	26	$407.3333
56	$877.3333	25	$391.6667
55	$861.6667	24	$376.0000
54	$846.0000	23	$360.3333
53	$830.3333	22	$344.6667
52	$814.6667	21	$329.0000
51	$799.0000	20	$313.3333
50	$783.3333	19	$297.6667
49	$767.6667	18	$282.0000
48	$752.0000	17	$266.3333
47	$736.3333	16	$250.6667
46	$720.6667	15	$235.0000
45	$705.0000	14	$219.3333
44	$689.3333	13	$203.6667
43	$673.6667	12	$188.0000
42	$658.0000	11	$172.3333
41	$642.3333	10	$156.6667
40	$626.6667	9	$141.0000
39	$611.0000	8	$125.3333
38	$595.3333	7	$109.6667
37	$579.6667	6	$94.0000
36	$564.0000	5	$78.3333
35	$548.3333	4	$62.6667
34	$532.6667	3	$47.0000
33	$517.0000	2	$31.3333
32	$501.3333	1	$15.6667
31	$485.6667	0	$0.0000
30	$470.0000

PS-4 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier and Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Reference Stock of $100.00;
•	an Interest Barrier for the Least Performing Reference Stock of $60.00 (equal to 60.00% of its hypothetical Initial Value);
•	a Trigger Value for the Least Performing Reference Stock of $50.00 (equal to 50.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 18.80% per annum (payable at a rate of 1.56667% per month).

The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Reference Stock. The actual Initial Value of each Reference Stock will be the closing price of one share of that Reference Stock on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

As used in this section, the “Best Performing Reference Stock” is the Reference Stock with the highest of the Stock Returns of the Reference Stocks. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the third Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$105.00	$15.6667
Second Review Date	$115.00	$15.6667
Third Review Date	$110.00	$1,015.6667
	Total Payment	$1,047.00 (4.70% return)

Because the closing price of one share of each Reference Stock on the third Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,015.6667 (or $1,000 plus the Contingent Interest Payment applicable to the third Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the third Review Date, even though the closing price of one share of each Reference Stock on each of the first and second Review Dates is greater than its Initial Value. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,047.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called, the Final Value of each Reference Stock is less than its Initial Value and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Price of One Share of Least Performing Reference Stock	Closing Price of One Share of Best Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$95.00	N/A	$15.6667
Second Review Date	$85.00	N/A	$15.6667
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	N/A	$0
Final Review Date	$90.00	$95.00	$1,908.6667
	Total Payment		$1,940.00 (94.00% return)

PS-5 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Trigger Value and its Interest Barrier, even though the Final Value of each Reference Stock is less than its Initial Value, the payment at maturity, for each $1,000 principal amount note, will be $1,908.6667 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date plus the unpaid Contingent Interest Payments for any prior Review Dates). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,940.00.

Example 3 — Notes have NOT been automatically called, the Final Value of at least one Reference Stock is greater than or equal to its Initial Value and the Final Value of the Least Performing Reference Stock is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Reference Stock	Closing Price of One Share of Best Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$95.00	N/A	$15.6667
Second Review Date	$80.00	N/A	$15.6667
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	N/A	$0
Final Review Date	$55.00	$105.00	$1,000.00
	Total Payment		$1,031.3333 (3.13333% return)

Because the notes have not been automatically called and the Final Value of at least one Reference Stock is greater than or equal to its Initial Value, even though the Final Value of the Least Performing Reference Stock is less than its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,031.3333.

Example 4 — Notes have NOT been automatically called, the Final Value of each Reference Stock is less than its Initial Value and the Final Value of the Least Performing Reference Stock is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Reference Stock	Closing Price of One Share of Best Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$40.00	N/A	$0
Second Review Date	$45.00	N/A	$0
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	N/A	$0
Final Review Date	$40.00	$80.00	$400.00
	Total Payment		$400.00 (-60.00% return)

Because the notes have not been automatically called, the Final Value of each Reference Stock is less than its Initial Value, the Final Value of the Least Performing Reference Stock is less than its Trigger Value and the Least Performing Stock Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-6 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Final Value of each Reference Stock is less than its Initial Value and (ii) the Final Value of any Reference Stock is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date (and we will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Reference Stock on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of any Reference Stock on each subsequent Review Date is less than its Interest Barrier. Accordingly, if the closing price of one share of any Reference Stock on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any Reference Stock.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED PRIMARILY BY THE LEAST PERFORMING REFERENCE STOCK.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of each Reference Stock is less than its Initial Value, the Final Value of any Reference Stock is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Reference Stock.

PS-7 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-8 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF THE WALT DISNEY COMPANY —

On March 20, 2019, The Walt Disney Company acquired all of the outstanding shares of Twenty-First Century Fox, Inc. and TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Legacy Disney”), and The Walt Disney Company became the successor SEC registrant to Legacy Disney. The common stock of The Walt Disney Company commenced trading on the New York Stock Exchange on March 20, 2019 and therefore has limited historical performance. Accordingly, historical information for the common stock of The Walt Disney Company is available only since that date. Past performance should not be considered indicative of future performance.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-9 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on December 23, 2022
Common stock of Tesla, Inc., par value $0.001 per share	TSLA	The NASDAQ Stock Market	001-34756	$123.15
Common stock of The Walt Disney Company, par value $0.01 per share	DIS	New York Stock Exchange	001-38842	$88.01
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	The NASDAQ Stock Market	001-07882	$64.52

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Tesla, Inc. designs, develops, manufactures, leases and sells fully electric vehicles, solar energy generation systems and energy storage products and also offers maintenance, installation, operation and other services related to its products.
•	The Walt Disney Company is an entertainment company with operations in media networks; parks, experiences and products; studio entertainment; and direct-to-consumer and international products. On March 20, 2019, The Walt Disney Company acquired all of the outstanding shares of Twenty-First Century Fox, Inc. and TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Legacy Disney”), and The Walt Disney Company became the successor SEC registrant to Legacy Disney.
•	Advanced Micro Devices, Inc. is a global semiconductor company, primarily offering x86 microprocessors, as standalone devices or as incorporated into an accelerated processing unit, chipsets, discrete and integrated graphics processing units (“GPUs”), data center and professional GPUs and development services; and server and embedded processors, semi-custom System-on-Chip products, development services and technology for game consoles. Advanced Micro Devices, Inc. also sells or licenses portions of its intellectual property portfolio.

Historical Information

The following graphs set forth the historical performance of each Reference Stock (other than the common stock of The Walt Disney Company) based on the weekly historical closing prices of one share of that Reference Stock from January 6, 2017 through December 23, 2022 and the historical performance of the common stock of Legacy Disney, par value $0.01 per share, based on the weekly closing prices of one share of the common stock of Legacy Disney from January 6, 2017 through March 15, 2019 and the historical performance of the common stock of The Walt Disney Company based on the weekly historical closing prices of one share of the common stock of The Walt Disney Company from March 22, 2019 through December 23, 2022. The common stock of The Walt Disney Company commenced trading on the New York Stock Exchange on March 20, 2019 and therefore has limited historical performance. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or any Review Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount or the payment of any interest.

PS-10 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

†The vertical dotted line in the graph indicates March 20, 2019. In the graph, the performance to the left of the vertical dotted line reflects the common stock of Legacy Disney and the performance to the right of the vertical dotted line reflects the common stock of The Walt Disney Company.

PS-11 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market

PS-12 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly,

PS-13 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.

purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated December 8, 2022 in its entirety. You should not rely on the original preliminary pricing supplement related hereto dated December 8, 2022 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Tesla, Inc., the Common Stock of The Walt Disney Company and the Common Stock of Advanced Micro Devices, Inc.